As filed with the Securities and Exchange Commission on August 17, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cresco Labs Inc.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	2833	98-1505364
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

400 W Erie St Suite 110

Chicago, IL 60654

United States

(312) 929-0993

(Address and telephone number of Registrant’s principal executive offices)

John Schetz, General Counsel

Cresco Labs Inc.

400 W Erie St Suite 110

Chicago, IL 60654

United States

(312) 929-0993

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Heidi Steele

McDermott Will & Emery LLP

444 West Lake Street Suite 4000

Chicago, IL 60606

Telephone: (312) 372-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective

British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (                ) at (                ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. This short form base shelf prospectus has been filed in reliance on an exemption from the preliminary base shelf prospectus requirement for a well-known seasoned issuer.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Cresco Labs Inc., at 400 W Erie St. #110, Chicago, IL, 60654, telephone 312-929-0993, and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	August 16, 2023

CRESCO LABS INC.

Subordinate Voting Shares

Debt Securities

Subscription Receipts

Warrants

Units

Cresco Labs Inc. (“Cresco” or the “Corporation”) may from time to time offer and issue the following securities: (i) subordinate voting shares of the Corporation (“Subordinate Voting Shares”); (ii) debt securities of the Corporation (“Debt Securities”); (iii) subscription receipts (“Subscription Receipts”) exchangeable for Subordinate Voting Shares and/or other securities of the Corporation; (iv) warrants exercisable to acquire Subordinate Voting Shares and/or other securities of the Corporation (“Warrants”); and (v) securities comprised of more than one of Subordinate Voting Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit (“Units”), or any combination thereof at any time during the 25-month period that this short form base shelf prospectus (including any amendments hereto, the “Prospectus”) remains valid. The Subordinate Voting Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the “Securities”) offered hereby may be offered in one or more offerings, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (collectively or individually, as the case may be, “Prospectus Supplements”). In addition, one or more securityholders (each, a “Selling Securityholder”) of the Corporation may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the Canadian Securities Exchange (the “CSE”) or other existing trading markets for the Securities, and as set forth in an accompanying Prospectus Supplement. This Prospectus may qualify an “at-the-market distribution” (as defined under NI 44-102). See “Plan of Distribution”.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Subordinate Voting Shares, the number of Subordinate Voting Shares being offered, the offering price, whether the Subordinate Voting Shares are being offered for cash, the person offering the Subordinate Voting Shares (the Corporation and/or the Selling Securityholder) and any other terms specific to the Subordinate Voting Shares being offered; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, the person offering the Debt Securities (the Corporation and/or the Selling Securityholder) and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of the Subscription Receipts into or for Subordinate Voting Shares and/or other securities of the Corporation, the person offering the Subscription Receipts (the Corporation and/or the Selling Securityholder) and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Subordinate Voting Shares and/or other securities of the Corporation, the person offering the Warrants (the Corporation and/or the Selling Securityholder) and any other specific terms; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the Subordinate Voting Shares, Debt Securities, Subscription Receipts and/or Warrants underlying the Units, the person offering the Units (the Corporation and/or the Selling Securityholder) and any other specific terms.

All shelf information permitted under applicable securities legislation, including as permitted under the WKSI Blanket Orders (as defined herein), to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement. The offerings are subject to approval of certain legal matters on behalf of the Corporation by Bennett Jones LLP.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. This Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as CDOR (the Canadian Dollar Offered Rate) or LIBOR (the London Interbank Offered Rate), and/or convertible into or exchangeable for Subordinate Voting Shares and/or other securities of the Corporation.

The Corporation and the Selling Securityholders may sell the Securities, separately or together: (i) to one or more underwriters or dealers; (ii) through one or more agents; or (iii) directly to one or more purchasers.

The Prospectus Supplement relating to a particular offering of Securities will describe the terms of such offering of Securities, including: (i) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered and the method of distribution; (ii) the name or names of any underwriters, dealers or agents involved in such offering of Securities; (iii) the purchase price of the Securities offered thereby and the proceeds to, and the expenses borne by, the Corporation or the Selling Securityholder from the sale of such Securities; (iv) any commission, underwriting discounts and other items constituting compensation payable to underwriters, dealers or agents; (v) any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents; and (vi) the identity of the Selling Securityholder, if any. See “Plan of Distribution”.

In connection with any offering of the Securities, subject to applicable laws (unless otherwise specified in the relevant Prospectus Supplement), except with respect to “at-the-market” offerings, the underwriters or agents may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market” offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert

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with such an underwriter or dealer may enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the applicable Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in the underwriter or dealer creating an over-allocation position in the Securities.

As of July 31, 2023, the Corporation has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders. See “Well-Known Seasoned Issuer”.

The issued and outstanding Subordinate Voting Shares are listed and posted for trading on the CSE under the symbol “CL”. On August 15, 2023, the last trading day prior to the date of this Prospectus, the closing price per Subordinate Voting Share on the CSE was $1.41. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

Investing in Securities is speculative and involves a high degree of risk and should only be made by persons who can afford the total loss of their investment. A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference herein in their entirety and carefully consider the risk factors described or referenced under “Risk Factors” prior to investing in such Securities.

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Note to U.S. Holders:

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Corporation is permitted, under a multijurisdictional disclosure system adopted in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States.

Purchasers of Securities should be aware that the acquisition of Securities may have tax consequences both in the United States and in Canada. This Prospectus does not discuss U.S. or Canadian tax consequences and any such tax consequences may not be described fully in any applicable Prospectus Supplement with respect to a particular offering of Securities. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of British Columbia, Canada.

The Corporation has four classes of issued and outstanding shares: the Subordinate Voting Shares, the Proportionate Voting Shares of the Corporation (the “Proportionate Voting Shares”), the Super Voting Shares of the Corporation (the “Super Voting Shares”) and the Special Subordinate Voting Shares of the Corporation (the “Special Subordinate Voting Shares”). The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws. Each Subordinate Voting Share is entitled to one vote per Subordinate Voting Share, each Proportionate Voting Share is entitled to one vote in respect of each Subordinate Voting Share into which such Proportionate Voting Share could ultimately then be converted, which is currently equal to 200 votes per Proportionate Voting Share, each Super Voting Share is currently entitled to 2,000 votes per Super Voting Share, and each Special Subordinate Voting Share is entitled to one vote in respect of each Subordinate Voting Share into which such Special Subordinate Voting Share could ultimately be converted, which is currently equal to 0.00001 of a vote per Special Subordinate Voting Share, in each case, on all matters upon which the holders of shares of the

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Corporation are entitled to vote, and holders of Subordinate Voting Shares, Proportionate Voting Shares, Super Voting Shares and Special Subordinate Voting Shares will vote together on all matters subject to a vote of holders of those classes of shares as if they were one class of shares, except to the extent that a separate vote of holders as a separate class is required by law or provided by the articles of the Corporation. Other than the return of the issue price for their Super Voting Shares, the holders of Super Voting Shares are not entitled to receive, directly or indirectly, as holders of Super Voting Shares, any other assets or property of the Corporation. Holders of Subordinate Voting Shares, Proportionate Voting Shares and Special Subordinate Voting Shares are entitled to receive, as and when declared by the board of directors of the Corporation, dividends in cash or property of the Corporation. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares (including, without restriction, the Super Voting Shares as to the issue price paid in respect thereof), entitled to participate rateably along with all other holders of Subordinate Voting Shares. In the event that a take-over bid is made for the Super Voting Shares, the holders of Subordinate Voting Shares will not be entitled to participate in such offer and may not tender their shares into any such offer, whether under the terms of the Subordinate Voting Shares or under any coattail trust or similar agreement. Notwithstanding this, any take-over bid for solely the Super Voting Shares is unlikely given that by the terms of the investment agreement (the “Investment Agreement”) entered into by the Corporation and the Founders (as defined herein) in connection with the issuance to the Founders of the Super Voting Shares, upon any sale of Super Voting Shares to an unrelated third party purchaser, such Super Voting Shares will be redeemed by the Corporation for their issue price. See “Description of Share Capital of the Corporation” for further details.

Other than Marc Lustic, a director of the Corporation, all of the directors, the chief executive officer and the chief financial officer of the Corporation reside outside of Canada and each has appointed Bennett Jones LLP, 3400 One First Canadian Place, Toronto, Ontario, M5X 1A4, as his or her agent for service of process in Canada. Marcum LLP, the auditor in respect of the audited financial statements of the Corporation, as at and for the years ended December 31, 2022 and 2021, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.

The Corporation’s head office is located at 400 W Erie St. #110, Chicago, IL, 60654 and registered office is located at Suite 2500, 666 Burrard Street, Vancouver, BC, V6C 2X8.

This Prospectus qualifies the distribution of securities of an entity that currently directly derives a substantial portion of its revenues from the cannabis industry in certain U.S. states, which industry is illegal under U.S. federal law. The Corporation is directly involved (through its licensed subsidiaries) in both the adult-use and medical cannabis industry in the States of Arizona, California, Florida, Illinois, Massachusetts, Michigan, New York, Pennsylvania, and Ohio, as permitted within such states under applicable state law which states have regulated such industries.

The cultivation, sale and use of cannabis is illegal under United States federal law pursuant to the Controlled Substance Act (21 U.S.C. §811) (the “CSA”). The United States federal government regulates drugs through the CSA, which places controlled substances, including cannabis, in a schedule. Other than industrial hemp, cannabis is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. Under the CSA, the policies and regulations of the United States federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. The United States Food and Drug Administration (“FDA”) has not approved cannabis for the treatment of any disease or condition. The agency has, however, approved one cannabis-derived drug product, Epidiolex, for the treatment of seizures associated with Lennos-Gastaut syndrome or Dravet syndrome.

Despite the current state of the federal law and the CSA, over three quarters of U.S. states, Washington D.C., and the territories of Puerto Rico, the U.S. Virgin Islands, the Northern Mariana Islands and Guam have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer

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use of cannabis. The states of Alaska, Arizona, California, Colorado, Connecticut, Delaware, Illinois, Maryland, Massachusetts, Maine, Michigan, Minnesota, Missouri, Montana, Nevada, New Jersey, New Mexico, New York, Oregon, Rhode Island, Vermont, Virginia, Washington, and the District of Columbia, have legalized adult-use of cannabis. Adult-use sales have not yet begun in Delaware or Virginia. Additionally, although the District of Columbia voters passed a ballot initiative in November 2014, no adult-use operations exist yet because of a prohibition on using funds for regulation within a federal appropriations amendment to local District spending powers. However, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions.

Accordingly, in the U.S., cannabis is largely regulated at the state level. State laws that permit and regulate the production, distribution and use of cannabis for adult-use or medical purposes are in direct conflict with the CSA. Although certain states authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and in case of conflict between federal and state law, the federal law shall apply.

On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum to U.S. district attorneys (the “Sessions Memo”) which rescinded previous guidance from the U.S. Department of Justice (“DOJ”) specific to cannabis enforcement in the United States, including the DOJ Memorandum drafted by former Deputy Attorney General James Michael Cole in 2013 (the “Cole Memorandum”). With the Cole Memorandum rescinded, U.S. federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of U.S. federal law. Mr. Sessions resigned on November 7, 2018. Following the brief tenure of Matthew Whitaker as the acting United States Attorney General, on December 7, 2018, President Donald Trump announced the nomination of William Barr and, on February 14, 2019, Mr. Barr was confirmed as Attorney General. The DOJ under Mr. Barr did not take a formal position on federal enforcement of laws relating to cannabis. On December 14, 2020, President Trump announced that Mr. Barr would be resigning from his post as Attorney General, effective December 23, 2020. President Joseph Biden nominated Merrick Garland to succeed Mr. Barr as the U.S. Attorney General, and Attorney General Garland was sworn in as the 86th Attorney General of the United States on March 11, 2021. Attorney General Garland has indicated that while the Department of Justice is still determining its policy with respect to cannabis, its policy will likely be close to that of the Cole Memorandum. However, if the DOJ policy shifts to aggressively pursue financiers or equity owners of cannabis-related business, and United States Attorneys followed such policies through pursuing prosecutions, then the Corporation could face (i) seizure of its cash and other assets used to support or derived from its cannabis subsidiaries, and (ii) the arrest of its employees, directors, officers, managers and investors, who could face charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis. Additionally, as has recently been affirmed by the U.S. Customs and Border Protection, employees, directors, officers, managers and investors of the Corporation who are not U.S. citizens face the risk of being barred from entry into the United States for life.

The Rohrabacher–Farr amendment (also known as the Rohrabacher–Blumenauer amendment) prohibits the Department of Justice from spending funds to interfere with the implementation of state medical cannabis laws. It first passed the U.S. House of Representatives in May 2014 and became law in December 2014 as part of an omnibus spending bill. The passage of the amendment was the first time either chamber of Congress had voted to protect medical cannabis patients and is viewed as a historic victory for cannabis reform advocates at the federal level. The amendment does not change the legal status of cannabis and must be renewed each fiscal year in order to remain in effect. Since 2015, Congress has used a rider provision in the Consolidated Appropriations Acts (currently the Joyce Amendment, but previously called the Rohrabacher-Blumenauer Amendment and before that the Rohrabacher-Farr Amendment) to prevent the federal government from using congressional appropriated funds to enforce federal cannabis laws against state-compliant actors in jurisdictions that have legalized medical cannabis and cannabis-related activities. The Joyce Amendment was again included in the most recent annual appropriations bill. Additionally, the Blumenauer-McClintock-Norton-Lee amendment has previously been under consideration. This amendment would have extended the protections of the Joyce Amendment to adult-use businesses. However, the Blumenauer-McClintock-Norton-Lee amendment was not included in the appropriations bill that was passed by Congress on March 10, 2022 and signed by President Biden on March 15, 2022. See “United States Regulatory Environment” for additional information.

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The Corporation’s objective is to capitalize on the opportunities presented as a result of the changing regulatory environment governing the cannabis industry in the United States. Accordingly, there are a number of significant risks associated with the business of the Corporation. Unless and until the United States Congress amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a significant risk that federal authorities may enforce current U.S. federal law, and the business of the Corporation may be deemed to be producing, cultivating, extracting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of federal law in the United States. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Corporation’s business, results of operations, financial condition and prospects would be materially adversely affected.

In light of the political and regulatory uncertainty surrounding the treatment of United States cannabis-related activities, on February 8, 2018, the Canadian Securities Administrators published CSA Staff Notice 51-352 – (Revised) Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with United States cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the United States cannabis industry.

For these reasons, the Corporation’s investments in the United States cannabis market may subject the Corporation to heightened scrutiny by regulators, stock exchanges, clearing agencies and other United States and Canadian authorities. There are a number of risks associated with the business of the Corporation. See the section entitled “Risk Factors” herein and within the AIF (as defined herein).

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ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS

An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give readers of this Prospectus. Information contained on, or otherwise accessed through, the Corporation’s website shall not be deemed to be a part of this Prospectus and such information is not incorporated by reference herein.

The Corporation is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus or as of the date as otherwise set out herein (or as of the date of the document incorporated by reference herein or as of the date as otherwise set out in the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Subordinate Voting Shares, Debt Securities, Subscription Receipts, Warrants and/or Units. The business, financial condition, capital, results of operations and prospects of the Corporation may have changed since those dates. The Corporation does not undertake to update the information contained or incorporated by reference herein, except as required by applicable Canadian securities laws.

This Prospectus shall not be used by anyone for any purpose other than in connection with an offering of Securities as described in one or more Prospectus Supplements.

The documents incorporated or deemed to be incorporated by reference herein contain meaningful and material information relating to the Corporation and readers of this Prospectus should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

ENFORCEMENT OF CIVIL LIABILITIES

Cresco is incorporated under and governed by the Business Corporations Act (British Columbia). The Corporation has appointed an agent for service of process in the United States; however it may nevertheless be difficult for investors who reside in the United States to effect service of process in the United States upon the Corporation or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Corporation. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

The Corporation filed with the SEC, concurrently with the Registration Statement (as defined herein), an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Cresco Labs, LLC (the “LLC”) as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or related to or concerning the offering of Securities under this Prospectus.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or “$” are to Canadian currency unless otherwise indicated. All references to “US$” refer to United States dollars. On August 15, 2023, the daily exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = $1.3482.

Unless the context otherwise requires, all references in this Prospectus to the “Corporation” refer to the Corporation and its subsidiary entities on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation files certain reports with, and furnishes other information to, each of the SEC and certain securities regulatory authorities of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), prescribing the furnishing and content of proxy statements, and the Corporation’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. The Corporation’s reports and other information filed or furnished with or to the SEC are available, from EDGAR at www.sec.gov, as well as from commercial document retrieval services. The Corporation’s Canadian filings are available on SEDAR+ at www.sedarplus.ca.

The Corporation has filed with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) the Registration Statement (as defined herein) relating to the Securities being offered hereunder, of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement will be available on the SEC’s website at www.sec.gov.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, the market and industry data contained or incorporated by reference in this Prospectus is based upon information from independent industry publications, market research, analyst reports and surveys and other publicly available sources. Although the Corporation believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey. The Corporation has not independently verified any of the data from third party sources referred to or incorporated by reference herein, and accordingly the accuracy and completeness of such data is not guaranteed.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities legislation and may also contain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In addition to the following cautionary statement, with respect to forward-looking information contained in the documents incorporated by reference herein, prospective purchasers should refer to “Cautionary Statement Regarding Forward-Looking Information” in the AIF (as defined herein) or any subsequently filed annual information form of the Corporation, as well as the advisories section of any documents incorporated or deemed to be by reference herein, including those that are filed after the date hereof.

All information, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Corporation expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: the Corporation’s intention regarding cash flows from operating activities in future periods; statements relating to the business and future activities of, and developments related to, the Corporation after the date of this Prospectus, including but not limited to, such things as future business strategy, competitive strengths, goals, expansion and growth of the Corporation’s business, operations and plans, including new revenue streams, the completion of contemplated acquisitions by the Corporation, the application for additional licenses and the grant of licenses that have been applied for, the expansion of existing cultivation and production facilities, the completion of cultivation and production facilities that are under construction, the construction of additional cultivation and production facilities and the expansion into additional states within the United States, international markets and Canada; any potential future legalization of adult-use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the United States and the States in which the Corporation operates; expectations for other economic, business, regulatory and/or competitive factors related to the Corporation or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on reasonable assumptions, estimates, analysis and opinions of management of the Corporation at the time they were provided or made, in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements.

Forward-looking information and statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made including, among other things, assumptions about: the contemplated acquisitions and dispositions being completed on the current terms and current contemplated timeline will be satisfied in a timely manner; development costs remaining consistent with budgets; the ability to manage anticipated and unanticipated costs; favorable equity and debt capital markets; the ability to raise sufficient capital to advance the business of the Corporation; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labor stability; stability in financial and capital goods markets; favourable production levels and costs from the Corporation’s operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third-party service providers and other inputs for the Corporation’s operations; and the Corporation’s ability to conduct operations in a safe, efficient and effective manner. While the Corporation considers these assumptions to be reasonable, the assumptions are inherently subject to significant business, social, economic, political, regulatory, competitive and other risks and uncertainties, contingencies and other factors that could cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking information and statements. Many assumptions are based on factors and events that are not within the control of the Corporation and there is no assurance they will prove to be correct.

Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, among others, risks relating to the founder voting control; risks related to the unpredictability caused by the Corporation’s capital structure; risks related to additional financing; risks related to no guaranteed returns; risks associated with negative cash flow from operating activities; risks related to the limited market for securities; risks associated with the Corporation’s indebtedness; risks related to the effects of COVID-19, including variants, recurrences or similar pandemics on the business’ operations and financial condition; risks related to the Russian-Ukraine war; risks related to inflation; risks related to U.S. federal regulation; risks related to the variation in state regulation; risk of U.S. federal law proceedings against the Corporation; risks related to anti-money laundering laws and regulation; risks related to changes in cannabis laws and regulatory uncertainty; risks related to legal, regulatory or political change; risks related to Canadian investors in the U.S. cannabis sector; risks related to volatility of the market price of the Subordinate Voting Shares; risks related to the internal controls of the Corporation and dilution; tax and insurance related risks; risks related to the limited operating history of the Corporation and the reliance on the expertise and judgment of senior management of the Corporation; risks related to competition; risks relating to the difficulty in recruiting and retaining management and key personnel and managing growth; risks related to challenging global economic conditions; risks related to the unreliability of forecasts; risks related to the inability to innovate; website and operational risks; risks related to the reliance on third-party suppliers, manufacturers and contractors and reliance on key inputs; risks related to the failure to complete acquisitions or realize the benefits therefrom; risks related to the inability to integrate acquisitions; risks related to the acquisition of companies that may not meet anticipated development targets; risks related to the ability to obtain the necessary permits and authorizations; risks related to potential conflicts of interest; risks related to proprietary intellectual property and potential infringement by third parties; risks related to information technology and cyber-attacks; risks related to trade secrets; risks relating to the lack of U.S. bankruptcy protection, risks related to currency fluctuations; risks related to the Corporation’s dividend record; risks related to insurance coverage; risks related to civil asset forfeiture; risks related to the heightened scrutiny in Canada of investments in the U.S.; risks related to the ability and constraints on marketing products; risks related to the settlements of trades, access to banks and legality of contracts; risks relating to the environment; risks relating to the Corporation as a holding company; risks related to the unfavorable tax treatment of cannabis businesses in the U.S. and the classification of the Corporation for U.S. tax purposes; risks related to the public opinion, consumer acceptance, publicity and perception of the cannabis industry; security risks; risks related to litigation; risks inherent in an agricultural business; risks related to rising energy costs; risks related to the Corporation’s reliance on licenses; risks related to product liability and product recall; and risks related to the newly established legal regimes; as well as those risk factors discussed elsewhere herein and in the documents incorporated by reference herein, including the AIF.

Readers are cautioned that the foregoing lists are not exhaustive of all factors and assumptions that may have been used. Although the Corporation has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements. The forward-looking information and statements contained herein are presented for the purposes of assisting readers in understanding the Corporation’s expected financial and operating performance and the Corporation’s plans and objectives and may not be appropriate for other purposes.

The forward-looking information and statements contained in this Prospectus represent the Corporation’s views and expectations as of the date of this Prospectus and forward-looking information and statements contained in the documents incorporated by reference herein represent the Corporation’s views and expectations as of the date of such documents, unless otherwise indicated in such documents. The Corporation anticipates that subsequent events and developments may cause its views and expectations to change. However, while the Corporation may elect to update such forward-looking information and statements at a future time, it has no current intention of and assumes no obligation for doing so except to the extent required by applicable law.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel of the Corporation, at 400 W Erie St. #110, Chicago, IL, 60654, 312-929-0993, and are also available electronically at www.sedarplus.ca.

As of the date hereof, the following documents filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

1.	the Annual Information Form of the Corporation dated March 21, 2023 (the “AIF”);

2.

the Audited Financial Statements of the Corporation for the years ended December 31, 2022 and 2021, together with the notes thereto and the auditor’s report for the years ended December 31, 2022 and 2021 attached thereto, filed on March 21, 2023;

3.

the Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Corporation for the three and twelve month periods ended December 31, 2022 and 2021, filed on March 21, 2023;

4.	the Unaudited Condensed Interim Consolidated Financial Statements of the Corporation for the Three and Six Months Ended June 30, 2023 and 2022, filed on August 16, 2023;

5.	the Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Corporation for the Three and Six Months Ended June 30, 2023 and 2022, filed on August 16, 2023; and

6.	the Management Information Circular of the Corporation dated May 24, 2023, prepared in connection with an annual general meeting of shareholders held on June 30, 2023, filed on May 31, 2023.

Any document of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the auditor’s report thereon, management’s discussion and analysis and information circulars of the Corporation filed by the Corporation with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of any offering under this Prospectus shall be deemed to be incorporated by reference into this Prospectus. In addition, all documents filed on Form 6-K or Form 40-F by the Corporation with the SEC on or after the date of this Prospectus shall be deemed to be incorporated by reference into the registration statement on Form F-10 (the “Registration Statement”) of which this Prospectus forms a part, if and to the extent, in the case of any report on Form 6-K, expressly provided in such document.

Upon a new interim financial report and related management’s discussion and analysis of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related management’s discussion and analysis of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related management’s discussion and analysis of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related management’s discussion and analysis and the previous interim financial report and related management’s discussion and analysis of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the following documents shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form, if any; (ii) material change reports filed by the Corporation prior to the end of the financial year in respect of which the new annual information form is filed; (iii) business acquisition reports filed by the Corporation for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circular of the Corporation filed by the Corporation prior to the beginning of the financial year in respect of which the new annual information form is filed. Upon a new information circular of the Corporation prepared in connection with an annual general meeting of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous information circular of the Corporation prepared in connection with an annual general meeting of the Corporation shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement to this Prospectus containing the specific variable terms in respect of an offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted or is otherwise available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purposes of the offering of the Securities covered by such Prospectus Supplement.

Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

THE CORPORATION

Corporate Structure

The Corporation was incorporated in the Province of British Columbia under the Business Corporations Act (British Columbia) on July 6, 1990. On December 30, 1997, the Corporation changed its name from Randsburg Gold Corporation to Randsburg International Gold Corp. (“Randsburg”), and consolidated its outstanding common shares on a five old for one new basis. On November 30, 2018, in connection with the Business Combination (as defined herein), the Corporation (i) consolidated its outstanding Randsburg common shares on a 812.63 old for one new basis, and (ii) filed an alteration to its Notice of Articles with the British Columbia Registrar of Companies to change its name from Randsburg International Gold Corp. to Cresco Labs Inc. and to amend the rights and restrictions of its existing class of common shares, redesignate such class as the class of Subordinate Voting Shares and create the Proportionate Voting Shares and the Super Voting Shares (collectively, the “Share Terms Amendment”). On June 29, 2020, the Corporation filed an alteration to its Notice of Articles with the British Columbia Registrar of Companies to create a class of Special Subordinate Voting Shares and amend the rights and restrictions of the Subordinate Voting Shares, the Super Voting Shares and the Proportionate Voting Shares.

On June 3, 2022, the Corporation amended and restated the Investment Agreement originally dated as of November 30, 2018, among the holders of Super Voting Shares and the Corporation. As amended and restated, the Investment Agreement provides that the Corporation will repurchase (the “Share Repurchase”) all of the Super Voting Shares for an aggregate of $800,001 not later than the first business day after the first annual meeting of shareholders of the Corporation following any future listing of the Subordinate Voting Shares on a United States national securities exchange.

At the meeting of shareholders of the Corporation held on July 15, 2022, the shareholders approved a special resolution that the Corporation’s articles be altered such that following a listing of the Subordinate Voting Shares on a United States national securities exchange: (i) the Corporation may not issue any new Super Voting Shares, (ii) any Super Voting Shares repurchased by the Corporation must be cancelled and may not be reissued, and (iii) at the time that there are no Super Voting Shares outstanding, the Corporation may take such appropriate action (without the need for shareholder action or approval) as may be necessary to remove the Super Voting Shares from the Corporation’s authorized share structure.

On June 1, 2023, the Corporation amended its articles to provide that, after a listing of the Subordinate Voting Shares on a United States national securities exchange, the Corporation shall not issue any additional Super Voting Shares and any Super Voting Shares repurchased by the Corporation shall be cancelled and may not be reissued as shares of such class or any other class or series. As a result of such amendments, after the completion of the Share Repurchase, no Super Voting Shares will remain outstanding and the Corporation will be unable to issue new Super Voting Shares. Thereafter, the Corporation is permitted to take such actions as are necessary (without further shareholder action) to remove the Super Voting Shares from the Corporation’s authorized share structure.

The Corporation’s head office is located at 400 W Erie St #110, Chicago, IL 60654 and the Corporation’s registered office is located at Suite 2500, 666 Burrard Street, Vancouver, BC V6C 2X8.

On November 30, 2018, a series of transactions were completed among the Corporation (then Randsburg) and the LLC resulting in a reorganization of the LLC and Randsburg and pursuant to which Randsburg became the indirect parent and sole voting unitholder of the LLC (the “Business Combination”). The Business Combination constituted a reverse takeover of Randsburg by the LLC under applicable securities laws.

The LLC was formed as a limited liability company under the laws of the state of Illinois on October 8, 2013 and is governed by the Cresco limited liability company agreement dated October 8, 2013, as amended and restated as of March 28, 2015 and as further amended and restated as of March 17, 2018 and as of July 1, 2018 (the “Pre-Combination LLC Agreement”). The Pre-Combination LLC Agreement was further amended and restated in connection with the completion of the Business Combination.

Set forth below is the condensed organization chart of the Corporation. The material subsidiaries of Cresco did not change in connection with the Business Combination. For a full list of Cresco’s wholly owned or effectively controlled subsidiaries and entities, refer to “Corporate Structure” in the AIF.

Note: See “Description of Share Capital of the Corporation” herein, “Description of Share Capital of Cresco” in the AIF and “Description of Unit Capital of Cresco” in the AIF for additional details as to the share and unit capital of the Corporation, Cresco U.S. Corp. (“Cresco Corp.”) and the LLC, respectively.

Summary Description of the Business

Cresco is one of the largest vertically-integrated multi-state cannabis operators in the U.S. licensed to cultivate, manufacture and sell retail and medical cannabis products primarily through Sunnyside*®, Cresco Labs’ national dispensary brand and third-party retail stores. Cresco is built to become the most important company in the cannabis industry by combining the most strategic geographic footprint with one of the leading distribution platforms in North America. Employing a consumer-packaged goods approach to cannabis, Cresco Labs’ house of brands is designed to meet the needs of all consumer segments and includes some of the most recognized and trusted national brands.

Cresco exists to provide high-quality and consistent cannabis-based products to consumers. Cresco blends regulatory compliance expertise with best practices from the agricultural, pharmaceutical and consumer-packaged goods industries. Cresco owns and/or operates cultivation, manufacturing and retail dispensary businesses across nine highly regulated markets: Illinois, Pennsylvania, Ohio, California, Arizona, New York, Massachusetts, Michigan and Florida.

These markets, where supply and demand can be reasonably predicted and forecasted, create the foundation upon which Cresco has created the opportunity for sustainable growth.

Cresco plans to leverage the success in its current markets to expand into legalized cannabis markets in other states, while focusing on compliance, control, efficiency and product performance in the medicinal or adult-use cannabis industry.

This ownership of wholesale and retail businesses supports Cresco’s strategy of distributing brands at scale by enabling Cresco to capture market share, generate brand awareness, and earn customer loyalty in its operating markets by guaranteeing share-of-shelf in its own retail stores and its ability to foster mutually beneficial relationships with its third-party dispensary customers as a large supplier of a portfolio of distinct and trusted cannabis brands.

More detailed information regarding the business of the Corporation as well as its operations, assets, and properties can be found in the AIF and other documents incorporated by reference herein, as supplemented by the disclosure herein. See “Documents Incorporated by Reference”.

On June 30, 2023, the Corporation and Columbia Care Inc. (“Columbia Care”) announced that they will not be able to complete the divestitures necessary to secure all necessary regulatory approvals to close the previously announced acquisition of Columbia Care by the Corporation by the outside date of June 30, 2023 that is specified in the arrangement agreement dated March 23, 2022, as amended on February 27, 2023, between the Corporation and Columbia Care (the “Arrangement Agreement”). On July 31, 2023, the Corporation and Columbia Care announced that they had mutually agreed to amicably terminate the Arrangement Agreement. There are no penalties or fees related to the mutual agreement to terminate the transaction. In addition, the definitive agreements to divest certain assets of the combined company to an entity owned and controlled by Sean “Diddy” Combs have also been terminated, effective July 28, 2023.

DESCRIPTION OF SHARE CAPITAL OF THE CORPORATION

The authorized share capital of the Corporation consists of an unlimited number of Subordinate Voting Shares, of which 317,224,906 were issued and outstanding as of August 15, 2023, an unlimited number of Proportionate Voting Shares, of which 121,434 (which are convertible on a 1:200 basis into 24,286,780 Subordinate Voting Shares) were issued and outstanding as of August 15, 2023, an unlimited number of Super Voting Shares, of which 500,000 were issued and outstanding as of August 15, 2023, and an unlimited number of Special Subordinate Voting Shares, of which 1,589 (which are convertible on a 100,000:1 basis into 158,940,757 Subordinate Voting Shares) were issued and outstanding as of August 15, 2023. All of the issued and outstanding Super Voting Shares are held by the Corporation’s founders, Charlie Bachtell, Robert Sampson, Dominic Sergi and Brian McCormack (together, the “Founders”). In addition, members of the LLC hold 99,249,208 redeemable units that are convertible into Proportionate Voting Shares on a 200:1 basis.

The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws. The Corporation has complied with the requirements of Part 12 of National Instrument 41- 101 — General Prospectus Requirements (“NI 41-101”) to be able to file a prospectus under which the Subordinate Voting Shares or securities that are, directly or indirectly, convertible into, or exercisable or exchangeable for, the Subordinate Voting Shares are distributed, as the Corporation received the requisite prior majority approval of shareholders of the Corporation, at the annual and special meeting of shareholders held on November 14, 2018, in accordance with applicable law, including Section 12.3 of NI 41-101, for the Share Terms Amendment. The Share Terms Amendment constituted a “restricted security reorganization” within the meaning of such term under applicable Canadian securities laws.

As of August 15, 2023, the Subordinate Voting Shares represent approximately 24% of the voting rights attached to outstanding securities of the Corporation, the Proportionate Voting Shares represent approximately 2%, the Super Voting Shares represent approximately 74%, and the Special Subordinate Voting Shares represent approximately 0.0% of the voting rights attached to outstanding securities of the Corporation.

The following is a summary of the rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares, the Proportionate Voting Shares, the Super Voting Shares, and the Special Subordinate Voting Shares but does not purport to be complete. Reference should be made to the articles of the Corporation and the full text of their provisions for a complete description thereof, which are available under the Corporation’s profile on SEDAR+ at www.sedarplus.ca.

Subordinate Voting Shares

Right to Notice and Vote	Holders of Subordinate Voting Shares will be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation will have the right to vote. At each such meeting, holders of Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights & Right of First Refusal	As long as any Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation.

Dividends	Holders of Subordinate Voting Shares will be entitled to receive as and when declared by the directors of the Corporation, dividends in cash or property of the Corporation.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares (including, without restriction, the Super Voting Shares) be entitled to participate ratably along with all other holders of Subordinate Voting Shares, Special Subordinate Voting Shares (on an as converted to Subordinate Voting Shares basis) and the Proportionate Voting Shares (on an as converted to Subordinate Voting Shares basis).

Changes	No subdivision or consolidation of the Subordinate Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, the Special Subordinate Voting Shares, the Proportionate Voting Shares and the Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	In the event that an offer is made to purchase Proportionate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules or conditions of listing of a stock exchange on which the Proportionate Voting Shares are then listed, to be made to all or substantially all the holders of Proportionate Voting Shares in a given province or territory of Canada to which these requirements apply, each Subordinate Voting Share shall become convertible at the option of the holder into Proportionate Voting Shares at the inverse of the Conversion Ratio then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Proportionate Voting Shares pursuant to the offer, and for no other reason. In such event, the Corporation’s transfer agent shall deposit the resulting Proportionate Voting Shares on behalf of the holder. Should the Proportionate Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the Proportionate Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Corporation or on the part of the holder, into Subordinate Voting Shares at the Conversion Ratio then in effect.

Take-Over Bid Protection

The Super Voting Shares are transferable only among the Founders and their respective affiliates for planning and similar purposes. The Founders have entered into the Investment Agreement with the Corporation whereby, upon any sale of Super Voting Shares to a third party purchaser not listed above, such Super Voting Shares will immediately be redeemed by the Corporation for their issue price. See “Super Voting Shares – Investment Agreement” below.

Additionally, as noted above, the Corporation’s articles entitle the holders of Subordinate Voting Shares to convert to Proportionate Voting Shares and tender to any take-over bid made solely to the holders of Proportionate Voting Shares.

Proportionate Voting Shares

Right to Vote	Holders of Proportionate Voting Shares will be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation will have the right to vote. At each such meeting, holders of Proportionate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Proportionate Voting Share could ultimately then be converted, which for greater certainty, shall initially be equal to 200 votes per Proportionate Voting Share (subject to adjustment at the discretion of the board of directors of the Corporation, depending upon the ratios necessary to preserve foreign private issuer status).

Class Rights	As long as any Proportionate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Proportionate Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Proportionate Voting Shares. Consent of the holders of a majority of the outstanding Proportionate Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Proportionate Voting Shares. In connection with the exercise of the voting rights for the foregoing only, each holder of Proportionate Voting Shares will have one vote in respect of each Proportionate Voting Share held.

Dividends	The holder of Proportionate Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Proportionate Voting Shares into Subordinate Voting Shares) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Proportionate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and the Special Subordinate Voting Shares.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Proportionate Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Proportionate Voting Shares (including, without restriction, the Super Voting Shares), be entitled to participate ratably along with all other holders of Proportionate Voting Shares (on an as-converted to Subordinate Voting Share basis), the Special Subordinate Voting Shares (on an as-converted to Subordinate Voting Share basis) and the Subordinate Voting Shares.

Changes	No subdivision or consolidation of the Proportionate Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, the Special Subordinate Voting Shares, the Proportionate Voting Shares and the Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	Holders of Proportionate Voting Shares have a restricted right to convert into 200 Subordinate Voting Shares per Proportionate Voting Share (the “Conversion Ratio”), subject to customary adjustments for certain customary corporate changes. The ability to convert the Proportionate Voting Shares is subject to a restriction that the aggregate number of Subordinate Voting Shares, Special Subordinate Voting Shares, Proportionate Voting Shares and Super Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the U.S. Exchange Act), may not exceed forty percent (40%) (subject to adjustment) of the aggregate number of Subordinate Voting Shares, Special Subordinate Voting Shares, Proportionate Voting Shares and Super Voting Shares issued and outstanding after giving effect to such conversions and to a restriction on beneficial ownership of Subordinate Voting Shares exceeding certain levels. In addition, the Proportionate Voting Shares will be automatically converted into Subordinate Voting Shares in certain circumstances, including upon the registration of the Subordinate Voting Shares under the U.S. Securities Act.

Super Voting Shares

Right to Vote	Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Super Voting Shares shall be entitled to 2,000 votes in respect of each Super Voting Share held provided that, if at any time the aggregate number of issued and outstanding (i) redeemable shares in the capital of Cresco Corp (“Cresco Corp Redeemable Shares”) (if applicable) and (ii) redeemable units in the capital of the Corporation (“Cresco Redeemable Units”) (or such securities of any successor to Cresco Corp or the Corporation as may exist from time to time) beneficially owned, directly or indirectly by a holder of the Super Voting Shares (the “Holder”) and the Holder’s predecessor or transferor, permitted transferees and permitted successors, and any prior transferor’s transferor and any prior permitted transferee’s permitted transferee (the “Holder’s Group”), divided by the aggregate number of (i) Cresco Corp Redeemable Shares (if applicable) and (ii) Cresco Redeemable Units beneficially owned, directly or indirectly by the Holders and the Holder’s Group as at the date of completion of the business combination transaction involving, among others, the Corporation, Cresco Corp and Cresco be less than 50% (the “Triggering Event”), the Holder shall from that time forward be entitled to 50 votes in respect of each Super Voting Share held. The holders of Super Voting Shares shall, from time to time upon the request of the Corporation, provide to the Corporation evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Cresco Corp Redeemable Shares (if applicable) and Cresco Redeemable Units to enable the Corporation to determine the voting entitlement of the Super Voting Shares. For the purposes of these calculations, a Holder shall be deemed to beneficially own Cresco Corp Redeemable Shares (if applicable) held by an intermediate company or fund in proportion to their equity ownership of such company or fund.

Class Rights	As long as any Super Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of these voting rights, each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

Dividends	The holders of the Super Voting Shares shall not be entitled to receive dividends.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the Corporation will distribute its assets firstly and in priority to the rights of holders of any other class of shares of the Corporation (including the holders of Subordinate Voting Shares, Special Subordinate Voting Shares and the Proportionate Voting Shares) to return the issue price of the Super Voting Shares to the holders thereof and if there are insufficient assets to fully return the issue price to the holders of the Super Voting Shares, such holders will receive an amount equal to their pro rata share in proportion to the issue price of their Super Voting Shares along with all other holders of Super Voting Shares. The holders of Super Voting Shares shall not be entitled to receive directly or indirectly as holders of Super Voting Shares any other assets or property of the Corporation and their sole rights will be to the return of the issue price of such Super Voting Shares in accordance with this paragraph.

Changes	No subdivision or consolidation of the Super Voting Shares shall occur unless, simultaneously, the Super Voting Shares, the Proportionate Voting Shares, the Special Subordinate Voting Shares and the Subordinate Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	The holders of the Super Voting Shares shall have no right of conversion.

Redemption Rights	Upon the occurrence of a Triggering Event, the Corporation has the right to redeem all or some of the Super Voting Shares from the Holder and Holder’s Group who caused the Triggering Event to occur, by providing two days prior written notice to the Holder and Holder’s Group of such Super Voting Shares, for an amount equal to the issue price for each Super Voting Share, payable in cash to the holders of the Super Voting Shares so redeemed. The Corporation need not redeem Super Voting Shares on a pro-rata basis among the Holders or Holder’s Group. Holders of Super Voting Shares to be redeemed by the Corporation shall surrender the certificate or certificates representing such Super Voting Shares to the Corporation at its records office duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed share transfers relating thereto).

Transfer	No Super Voting Share may be transferred by the holder thereof unless such transfer is to an immediate family member or a transfer for the purposes of estate or tax planning to a company or person that is wholly beneficially owned by such holder or immediate family members of such holder or which such holder or immediate family members of such holder are the sole beneficiaries thereof. In order to be effective, any transfer shall require the prior written consent of the Corporation.

Investment Agreement	To supplement the rights, privileges, restrictions and conditions attached to the Super Voting Shares, the Corporation and the Founders, being the initial holders of Super Voting Shares, entered into the Investment Agreement effective as of the completion of the Business Combination, as amended on June 3, 2022, which, among other things, provides that (i) each Super Voting Share will be transferable only to the holder’s immediate family members or an affiliated entity or a transfer to the other Founder or an entity affiliated with the other Founder, (ii) upon any sale of Super Voting Shares to a third party purchaser not listed in clause (i), such Super Voting Shares will immediately be redeemed by the Corporation for their issue price, and (iii) the Corporation will repurchase all of the Super Voting Shares for an aggregate of $800,001 not later than the first business day after the first annual meeting of shareholders of the Corporation following any future listing of the Subordinate Voting Shares on a United States national securities exchange.

Sunset	After a listing of the Subordinate Voting Shares on a United States national securities exchange, the Corporation shall not issue any additional Super Voting Shares and any Super Voting Shares repurchased by the Corporation shall be cancelled and may not be reissued as shares of such class or any other class or series.

Special Subordinate Voting Shares

Right to Vote	Holders of Special Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Special Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Special Subordinate Voting Shares could ultimately then be converted, which for greater certainty, shall initially be equal to 0.00001 of a vote per Special Subordinate Voting Share.

Class Rights	As long as any Special Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Special Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Special Subordinate Voting Shares. In connection with the exercise of these voting rights, each holder of Special Subordinate Voting Shares will have one vote in respect of each Special Subordinate Voting Share held.

Dividends	The holders of Special Subordinate Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Special Subordinate Voting Shares into Subordinate Voting Shares at the Special Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Special Subordinate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and the Proportionate Voting Shares.

Participation	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Special Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Special Subordinate Voting Shares (including, without restriction, the Super Voting Shares), be entitled to participate ratably along with all other holders of Special Subordinate Voting Shares (on an as-converted to Subordinate Voting Share basis), the Proportionate Voting Shares (on an as-converted to Subordinate Voting Share basis) and the Subordinate Voting Shares.

Changes	The Special Subordinate Voting Shares may be subdivided or consolidated by resolution of the directors (or a committee thereof) without the simultaneous subdivision or consolidation of the Subordinate Voting Shares, the Proportionate Voting Shares and the Super Voting Shares in the same manner, provided that the Special Conversion Ratio is correspondingly adjusted and the voting rights of the Special Subordinate Voting Shares are correspondingly adjusted such that the aggregate number of votes held by all holders of Special Subordinate Voting Shares prior to subdivision or consolidation is equal to the aggregate number of votes held by all holders of Special Subordinate Voting Shares following the subdivision or consolidation.

Ownership Restrictions	The Special Subordinate Voting Shares may only be beneficially owned or controlled, directly or indirectly, by a person or persons who are not specified U.S. persons.

Transfer Restrictions	No Special Subordinate Voting Share or any rights or interests therein may be transferred legally, beneficially or in any other manner by the holder thereof without the prior written consent of the board of directors of the Corporation (or a committee thereof), which may be withheld in its sole discretion.

Redemption Rights	The Corporation has the right to redeem all or some of the Special Subordinate Voting Shares from any holder thereof at any time by providing two days prior written notice (the “Redemption Notice”) to such holder for either: (i) cash, at a price per Special Subordinate Voting Share equal to the Special Conversion Ratio (as may be adjusted in accordance with its terms) multiplied by the average volume weighted average trading price of the Subordinate Voting Shares on the CSE (or such other stock exchange or quotation system the Subordinate Voting Shares are then principally listed or quoted) for the 10 trading days immediately prior to the date of the Redemption Notice; or (ii) Subordinate Voting Shares at the Special Conversion Ratio, as may be adjusted in accordance with its terms. The Corporation need not redeem Special Subordinate Voting Shares on a pro-rata basis among the holders of Special Subordinate Voting Shares.

Conversion	Holders of Special Subordinate Voting Shares have a restricted right to convert into 0.00001 Subordinate Voting Shares per Special Subordinate Voting Share (the “Special Conversion Ratio”), subject to customary adjustments for certain corporate changes. The ability to convert the Special Subordinate Voting Shares is subject to the prior written consent of the Corporation’s board of directors or a committee thereof. The Corporation may require each holder of Special Subordinate Voting Shares to convert all, and not less than all, of the Special Subordinate Voting Shares at the applicable Special Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Special Subordinate Voting Shares): (A) the Corporation is no longer a “foreign private issuer” (as determined in accordance with Rule 3b-4 of the U.S. Exchange Act); or (B) the board of directors of the Corporation (or a committee thereof) determine that the Special Subordinate Voting Shares are no longer necessary or required.

See “Description of Share Capital of Cresco” and “Description of Unit Capital of Cresco” in the AIF for details as to the share and unit capital respectively of Cresco Corp. and the LLC.

PRIOR SALES

Prior sales of Securities will be provided, as required, in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

Trading price and volume of Securities will be provided, as required, in each Prospectus Supplement to this Prospectus.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering by certain Selling Securityholders.

The terms under which the Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The plan of distribution with respect to an offering of Securities under this Prospectus will be described in the Prospectus Supplement for the applicable distribution of Securities.

USE OF PROCEEDS

The net proceeds to the Corporation from any offering of Securities, the proposed use of those proceeds and the specific business objectives that we expect to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities. The Corporation will not receive any proceeds of the sale of Securities from a Selling Securityholder.

Pursuant to the Audited Financial Statements of the Corporation for the years ended December 31, 2022 and 2021, the Corporation has negative cash flow from operating activities. Each applicable Prospectus Supplement will contain specific information concerning whether, and if so, to what extent, the Corporation will use the proceeds of the distribution to fund any anticipated negative cash flow from operating activities in future periods.

EARNINGS COVERAGE RATIO

The applicable Prospectus Supplement will provide, as required by applicable Canadian securities laws, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capitalization of the Corporation since the date of the Corporation’s financial statements for its most recently completed financial period included in such Prospectus Supplement, including any material change that will result from the issuance of Securities pursuant to such Prospectus Supplement.

UNITED STATES REGULATORY ENVIRONMENT

The emergence of the legal cannabis sector in the United States, both for medical and adult-use, has been rapid as more states adopt regulations for its production and sale. Today, more than 47% of Americans live in a state where cannabis is fully legalized for adult use.1

The use of cannabis and cannabis derivatives to treat or alleviate the symptoms of a wide variety of chronic conditions has been generally accepted by a majority of citizens with a growing acceptance by the medical community as well. A review of the research, published in 2015 in the Journal of the American Medical Association, found strong evidence that cannabis can treat pain and muscle spasms.2 The pain component is particularly important because other studies have suggested that cannabis can replace pain patients’ use of highly addictive, potentially deadly opiates — meaning marijuana legalization has the potential to save lives.3

[1]	https://www.census.gov/data/tables/time-series/demo/popest/2020s-state-total.html#par_textimage_1574439295.
[2]	Grant, Igor MD (2015). Medical Use of Cannabinoids. Journal of American Medical Association, 314: 16, 1750-1751. doi: 10.1001/jama.2015.11429.
[3]

Bachhuber, MA, Saloner B, Cunningham CO, Barry CL. (2014). Medical Cannabis Laws and Opioid Analgesic Overdose Mortality in the United States, 1999-2010. JAMA Intern Med. 174(10):1668-1673. doi: 10.1001/jamainternmed.2014.4005.

Polls throughout the U.S. consistently show overwhelming support for the legalization of medical cannabis, together with strong majority support for the full legalization of recreational adult-use cannabis. It is estimated that 88% of the U.S. voters support legalizing cannabis for medical and/or adult-use.4 These represent large increases in public support over the past 40 years in favor of legal cannabis use.

Notwithstanding that more than half of the U.S. states have now legalized adult-use and/or medical marijuana, marijuana remains illegal under U.S. federal law with marijuana listed as a Schedule I drug under the CSA. See “Description of the Business” and “Risk Factors” in the AIF for further information. The DOJ defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” The FDA has not approved marijuana as a safe and effective drug for any indication.

Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical marijuana under the Cannabis Act (Canada), marijuana is largely regulated at the state level in the United States.

State laws regulating cannabis are in direct conflict with the CSA, which makes cannabis use and possession federally illegal in the United States. Although certain states and territories of the United States authorize medical or recreational cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under U.S. federal law under any and all circumstances under the CSA. Although Cresco and its subsidiaries’ activities are compliant with applicable United States state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve Cresco and its subsidiaries of liability under United States federal law, nor provide a defense to any U.S. federal proceeding that may be brought against Cresco or its subsidiaries.

The risk of U.S. federal enforcement and other risks associated with the Corporation’s business are described in the “Risk Factors” section of the AIF.

Current U.S. Cannabis Market

[4]	https://www.pewresearch.org/fact-tank/2022/11/22/americans-overwhelmingly-say-marijuana-should-be-legal-for-medical-or-recreational-use/

Source: https://thecannabisindustry.org/ncia-news-resources/state-by-state-policies/

Note: Light gray represents states that have no adult-use laws and no medical framework but have limited exceptions for medical use while dark gray denotes states with no adult-use laws, no medical laws and no accepted exceptions for medical use.

Going forward, the Corporation expects that the U.S. cannabis industry will continue to be subject to state legislation, with additional states regulating the medical and recreational use of cannabis.

There are now over six million legal medical cannabis patients across the country and territories, served by approximately 8,000 medical dispensaries.5 It is currently estimated that each patient spends between $500 and $2,500 annually.6

Currently the Corporation operates in the States of Illinois, Pennsylvania, Ohio, California, Arizona, Massachusetts, Michigan, Florida, and New York. It intends to expand into other states within the United States that have legalized cannabis use either medicinally or recreationally.

On December 20, 2018, the 2018 Farm Bill (the “Farm Bill”) became law in the United States. Under the Farm Bill, industrial and commercial hemp is no longer be classified as a Schedule I controlled substance in the United States. Hemp includes the plant Cannabis sativa L and any part of that plant, including seeds, derivatives, extracts, cannabinoids and isomers. To qualify under the Farm Bill, hemp must contain no more than 0.3% of delta-9-tetrahydrocannabinol (“THC”). The Farm Bill explicitly allows interstate commerce of hemp which will enable the transportation and shipment of hemp.

Illinois

The Compassionate Use of Medical Cannabis Pilot Program Act, which allows individuals diagnosed with a debilitating medical condition access to medical cannabis, became effective January 1, 2014. On August 28, 2018, the Alternatives to Opioids Act (Public Act 100-1114) was signed into law. The Alternative to Opioids Act significantly expanded the Illinois’ medical cannabis market by enabling patients to access medical cannabis in place of pharmaceutical opioid medications. On August 12, 2019, changes to the Compassionate Use of Medical Cannabis Program became effective, including the removal of “pilot” from the program’s designation and an expansion of the list of debilitating medical conditions.

The Opioid Alternative Pilot Program launched January 31, 2019 with registration open through the Illinois Department of Public Health. The pilot program is part of the Alternative to Opioids Act, which former Gov. Bruce Rauner signed into law in August 2018, with the aim of combating the opioid epidemic. The pilot program will allow patients that receive or are qualified to receive opioid prescriptions access to medical marijuana as an alternative to prescription opioid medications such as OxyContin, Percocet and Vicodin. Medical Cannabis Pilot Program patients with one of more than 50 qualifying medical conditions designated by the state of Illinois, and a doctor recommendation can also receive a temporary medical cannabis card online and make immediate cannabis purchases without waiting for their permanent card to be processed. In January 2019, one of Cresco’s Illinois dispensary locations launched its participation in this pilot program and made the first sale of medical cannabis thereunder.

In January 2019, JB Pritzker was sworn into office as Governor of Illinois. Cresco’s CEO and co-founder, Charles Bachtell, has been appointed to the Cannabis Legalization Subcommittee of the governor’s transition team. Cannabis Legalization is one of four subcommittees under the Governor’s Restorative Justice and Safe Communities Transition Committee. The primary goals of the Cannabis Legalization Subcommittee are to evaluate and develop implementation recommendations for the Governor-elect’s platform on legalizing cannabis. As outlined during the Governor’s campaign, these priorities include safely legalizing and decriminalizing cannabis, reviewing and commuting the sentences of people incarcerated for cannabis offenses in Illinois, as well as a focus on diversity and community outreach.

[5]	https://assets.nationbuilder.com/americansforsafeaccess/pages/27187/attachments/original/1675362731/StateoftheStates22_P5.pdf?1675362731
[6]	https://financesonline.com/cannabis-industry-statistics/

On June 25, 2019, Governor Pritzker signed into law the Cannabis Regulation and Tax Act (“CRTA”), thereby legalizing the recreational use of cannabis. The establishment of a regulatory scheme and the grant of licenses to cultivate, distribute, and sell recreational cannabis in Illinois are in process for new operators. Sales of recreational cannabis began on or about January 1, 2020.

The CRTA mandates that the Illinois Department of Agriculture (“IDOA”) issue up to 40 craft grower and infuser licenses in addition to transporting licenses by July 1, 2020. The CRTA further required the IDOA to issue up to 60 craft grower licenses by December 21, 2021. After January 1, 2022, the IDOA may by rule modify or raise the number of craft grower licenses. However, at no time may the number of craft grower licenses exceed 150. Pursuant to the CRTA, the IDOA was also required to issue up to 40 infuser licenses by July 1, 2020 and then could issue up to 60 additional infuser licenses by December 21, 2021. Prior to the issuance of these up to 60 additional licenses, the CRTA permits the IDOA to adopt emergency rules to modify or raise the number of infuser licenses. After January 1, 2022, the IDOA may again modify or raise the number of infuser licenses by rule. The IDOA is also authorized under the CRTA to issue an unlimited amount of transporter licenses, starting, according to the CRTA, no later than July 1, 2020. On August 2, 2021, the IDOA announced that it had issued the first round of adult-use cannabis licenses under the CRTA. In total, on that day, it issued 32 initial craft grower licenses, 28 infuser licenses and nine transporter licenses. Since that time, in total the IDOA has issued 88 craft grower licenses, 54 infuser licenses and 222 transporter licenses.

The CRTA also requires the award of conditional adult-use dispensing licenses by the Illinois Department of Financial and Professional Regulation (“IDFPR”). On September 3, 2021, the IDFPR announced the results of several lotteries to award 185 conditional adult-use dispensing licenses that have been part of an application process since early 2020. However, as a result of a series of lawsuits, those licenses were not immediately formally awarded. On July 22, 2022, the IDFPR began issuing Conditional Adult-Use Dispensing Organization Licenses, awarding 149 Conditional Licenses initially. The IDFPR previously announced its intention to conduct an additional lottery to award conditional adult-use dispensing organization licenses and resolve pending litigation. With court approval, the IDFPR conducted 51 corrective lotteries over three days. The Qualifying Applicant Lottery was held on June 21, 2022; the Social Equity Justice Involved Lottery was held on June 22, 2022; and the Tied Applicant Lottery was held on June 23, 2022.

In August 2022, following almost a year of delays, the State of Illinois resumed issuing social equity licenses, having issued 177 of the 185 licenses it was supposed to issue as of late July 2022. On August 6, 2022, IDFPR issued 177 “conditional” licenses of the 185 licenses that were awarded by the lottery the previous summer. On November 10, 2022, IDFPR announced the issuance of the first full adult-use cannabis dispensing organization licenses to social equity applicants. On that date IDFPR issued an update on the issuance of “conditional” licenses, stating that to date it had issued 192 “conditional” adult-use cannabis dispensing organization licenses.

In January 2023, Illinois regulators implemented several modifications for social equity applicants vying for one of the state’s 55 new adult-use retail licenses. Among the changes, license seekers will face a simpler application, related fees will drop from $2,500 to $250 and all winners will be selected via lottery. IDFPR said it will begin accepting applications on January 30 after distributing them across the state’s 17 dedicated regions.

Other application modifications include:

•	eliminating residency requirements and bonus points for military veterans;

•

removing an allowance for applicants to gain social equity status by hiring at least 10 employees who lived in disproportionate areas of marijuana arrests or were arrested or convicted of low-level marijuana offenses; and

•	Applicants can only apply for licenses in one region and file only one application.

In late April 2023, IDFPR announced it received 2,693 applications for the latest lottery, which was conducted on July 13, 2023. Lottery participants who were selected to receive licenses have 45 days to submit proof of their conditional dispensing organization license eligibility.

In June 2023, Governor J.B. Pritzker signed a budget bill that includes provisions that will allow licensed cannabis businesses to take state tax deductions that are currently prohibited from utilizing at the federal level due to an IRS code known as 280E. The key section now enacted decouples cannabis businesses from the federal tax policy, which currently bans the industry from making key deductions that are available to other traditional markets, significantly increasing the effective tax rate that they pay. The provision will be added to the state’s existing tax code to allow cannabis business deductions for “an amount equal to the deductions that were disallowed under Section 280E of the Internal Revenue Code for the taxable year” as of the current tax year.

Pennsylvania

The Pennsylvania medical marijuana program was signed into law on April 17, 2016 under Act 16 and provided access to state residents with one of 21 qualifying conditions, including epilepsy, chronic pain, and Post-traumatic stress disorder. The state operates as a high-barrier market with very limited market participation. Retail sales opened in February 2018 to a limited number of retail locations across the state.

The state originally awarded only 12 licenses to cultivate/process and 27 licenses to operate retail dispensaries (which entitled holders to up to three medical dispensary locations). On March 22, 2018, it was announced that the final phase of the Pennsylvania medical marijuana program would initiate its rollout, which included 13 additional cultivation/processing licenses and 23 additional dispensary licenses. The application period ran from April 2018 through May 2018. It was announced on April 17, 2018, that dry flower would be included in the regulations as an approved product form for sale and consumption (in addition to the already approved forms of concentrates, pills, and tinctures). Simultaneously, it was announced that the list of qualifying conditions would expand from 17 to 21, including additions of cancer remission therapy and opioid-addiction therapy.

On September 25, 2019, Pennsylvania Governor Tom Wolf held a press conference to announce that a majority of Pennsylvania citizens were in favor of adult-use cannabis. He called on the General Assembly to consider the legalization of adult-use cannabis and provided additional actions to seek a path forward. On October 13, 2020, the Governor reaffirmed his support for adult-use cannabis and discussed the economic growth potential and restorative justice benefits of legalizing adult-use cannabis. On January 28, 2021, Governor Wolf further reiterated his support for adult-use cannabis and called for the legalization in his 2021 agenda.

On June 30, 2021, Governor Wolf signed Act 44 of 2021 into law, which enacted several changes to the state’s medical program. Those changes included a reduction in the number of days video surveillance of grower/processor facilities must be maintained, altering the parameters of stability testing, creating a new genetic window during which grower/processors can obtain immature plant materials from outside the Commonwealth, allowing limited remediation of cannabis flower, and expanding the list of serious medical conditions.

On October 12, 2021, Senator Dan Laughlin, (R-Erie County) joined by Senator Sharif Street, (D-Philadelphia), announced their filing of bipartisan legislation to legalize adult-use cannabis in the Commonwealth of Pennsylvania. Since the announcement by Senators Laughlin and Street, on September 28, 2021, Representatives Jake Wheatley (D) and Dan Frankel (D) introduced an adult-use bill. Additionally, on October 6, 2021, Representative Amen Brown (D) and Senator Mike Regan (R) announced their intention to file an adult-use bill of their own, however, they have yet to release bill language.

Former Attorney General Josh Shapiro (D) was elected governor in November 2022. Governor Shapiro frequently issued support for legalizing adult-use cannabis during his campaign. Democrats won enough seats in the November 2022 midterm elections to control Pennsylvania’s House for the first time in over a decade. Governor Shapiro has said legalization efforts must include criminal justice reform, specifically mentioning expungement of non-violent marijuana convictions. Governor Shapiro included legalizing and taxing cannabis in his 2023-2024 budget. A bipartisan pair of Pennsylvania senators have introduced a new bill to legalize cannabis in the state. Senators Dan Laughlin (R) and Sharif Street (D) filed the legislation in June, about two months after first announcing their plans to team up on a reform push again after their joint cannabis efforts in prior sessions. The two senators previously sponsored a legalization bill that was not ultimately enacted last session, but they say the newly filed proposal represents a significant improvement that they hope to advance.

Ohio

House Bill 523, effective on September 8, 2016, legalized medical marijuana in Ohio. The Ohio Medical Marijuana Control Program (“OMMCP”) allows people with certain medical conditions, upon the recommendation of an Ohio- licensed physician certified by the State Medical Board, to purchase and use medical marijuana. According to industry experts, Ohio could become a national “powerhouse” for the medical marijuana industry, largely because of its population — it’s the seventh-largest state — and because the broad list of conditions eligible for treatment with medical marijuana which includes “pain.” House Bill 523 required that the framework for the OMMCP become effective as of September 2018.

The three following state government agencies are responsible for the operation of Ohio’s Medical Marijuana Control Program: (i) the Ohio Department of Commerce is responsible for overseeing medical marijuana cultivators, processors and testing laboratories; (ii) the State of Ohio Board of Pharmacy (the “Ohio Pharmacy Board”) is responsible for overseeing medical marijuana retail dispensaries, the registration of medical marijuana patients and caregivers, the approval of new forms of medical marijuana and coordinating the Medical Marijuana Advisory Committee; and (iii) the State Medical Board of Ohio is responsible for certifying physicians to recommend medical marijuana and may add to the list of qualifying conditions for which medical marijuana can be recommended.

Several forms of medical marijuana are legal in Ohio, these include: inhalation of marijuana through a vaporizer (not direct smoking), oils, tinctures, plant material, edibles, patches and any other forms approved by the Ohio Pharmacy Board.

On December 15, 2021, SB 216, a bill that would expand Ohio’s Medical Marijuana Control Program and create a new Division of Marijuana Control within the Department of Commerce to regulate the Program, passed the Ohio Senate. The bill has been introduced in the Ohio House of Representatives and was referred to the Government Oversight Committee on January 25, 2022.

On January 28, 2022, Secretary of State Frank LaRose announced that the Coalition to Regulate Marijuana Like Alcohol had submitted enough valid signatures to trigger an “initiated statute” process, which places the group’s adult-use cannabis statute before the legislature. Lawmakers had four months to act on the bill. If the bill is amended or not acted upon, the Coalition could have accepted the legislature’s response or gather enough signatures to place the question of adult-use cannabis legalization on the general election ballot.

After conducting a signature gathering and ballot initiative campaign, the Coalition-led initiated statute was struck from last year’s ballot after disagreement with state lawmakers over the interpretation of a 10-day deadline related to ballot initiatives outlined by the Ohio Constitution. A lawsuit ensued and the parties eventually settled: Secretary of State LaRose resubmitted the petition when a new slate of legislators convened in January 2023 and allowed the Coalition to reuse the initial signatures it collected in support of legalization.

If the Republican Statehouse super majority fails to adopt the measure within four months, the question could come before Ohio voters in November 2023. The 34-page Act would legalize the possession, purchase, and sale of marijuana by Ohioans ages 21 and older, while implementing a 10% tax on the sale of all cannabis products. Secretary LaRose’s reintroduction of the proposal abides by a May agreement reached with the Coalition shortly after the pro-legalization group accused Republican lawmakers of blocking the cannabis question from the November 2022 ballot.

California

In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996. This legalized the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief.

In 2003, Senate Bill 420 was signed into law establishing an optional identification card system for medical marijuana patients.

In September 2015, the California legislature passed three bills collectively known as the Medical Cannabis Regulation and Safety Act (“MCRSA”). The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created multiple license types for dispensaries, infused products manufacturers, cultivation facilities, testing laboratories, transportation companies, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However, in November 2016, voters in California overwhelmingly passed Proposition 64, the Adult Use of Marijuana Act (“AUMA”) creating an adult-use marijuana program for adult-use 21 years of age or older. AUMA had some conflicting provisions with MCRSA, so in June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act, which amalgamates MCRSA and AUMA to provide a set of regulations to govern medical and adult-use licensing regime for cannabis businesses in the State of California. Previously, the four agencies that regulated marijuana at the state level are the California Bureau of Cannabis Control, California Department of Food and Agriculture, California Department of Public Health, and California Department of Tax and Fee Administration. On July 12, 2021, California Governor Gavin Newsom signed into law Assembly Bill 141, which established the Department of Cannabis Control (“DCC”). The DCC consolidates the BCC, CDFA’s CalCannabis Licensing Division and CDPH’s Manufactured Cannabis Safety Branch into a single department. The DCC is charged with licensing, inspecting and providing regulatory oversight over all cannabis businesses in California.

In order to legally operate a medical or adult-use cannabis business in California, the operator must have both a local and state license. This requires license holders to operate in cities with marijuana licensing programs. Therefore, cities in California are allowed to determine if they will have a marijuana licensing program and determine the number of licenses they will issue to marijuana operators.

Beginning July 1, 2022, the state’s cultivation tax no longer applies to harvested cannabis entering the commercial market.

•	Distributors and manufacturers are no longer required to collect the cultivation tax from cultivators.

•	Cultivators who sell or transfer harvested cannabis to another licensee are no longer responsible for paying the cultivation tax to manufacturers or distributors.

•

Any cultivation tax collected on harvested cannabis that enters the commercial market on or after July 1, 2022, must be returned to the cultivator that originally paid the cultivation tax. If a distributor or manufacturer is unable to return it to the cultivator, the manufacturer must pay the excess cultivation tax collected to the distributor and the distributor must pay the tax to CDTFA as excess tax collected.

As of January 1, 2023, cannabis retailers are responsible for collecting and paying the cannabis excise tax to the CDTFA. A 15% cannabis excise tax will be applied to gross receipts of cannabis or cannabis products in a retail sale. All cannabis retailers and microbusinesses authorized to sell cannabis or cannabis products at retail will be required to register for a Cannabis Retailer Excise Tax (“CRE”) permit and must begin filing their CRE returns for filing periods starting January 1, 2023. CDTFA will automatically register licensed retailers based on the information received from the DCC prior to January 1, 2023.

Arizona

In 2010, Arizona passed Ballot Proposition 203, which amended Title 36 to the Arizona Revised Statutes. This amendment added Chapter 28.1, titled the Arizona Medical Marijuana Act (the “AMMA”). The AMMA also appointed the Arizona Department of Health Services (the “ADHS”) as the regulator for the program and authorized ADHS to promulgate, adopt and enforce regulations for the AMMA. Theses ADHS regulations are embodied in the Arizona Administrative Code Title 9 Chapter 17. In order to qualify to use medical marijuana under the AMMA, a patient is required to have a “debilitating medical condition.”

The ADHS has established the Arizona Department of Health Services Medical Marijuana Program (“MMJ Program”), which includes a vertically integrated license, meaning if allocated a Medical Marijuana Dispensary Registration Certificate (“AZ Dispensary License”), entities are authorized to dispense and cultivate medical cannabis.

Each AZ Dispensary License allows the holding entity to operate one on-site cultivation facility, and one off-site cultivation facility which can be located anywhere within the State of Arizona. An entity holding an AZ Dispensary License is required to file an application to renew with the ADHS on a biannual basis, which must also include audited annual financial statements. While an AZ Dispensary License may not be sold, transferred or otherwise conveyed, AZ Dispensary License holders typically contract with third parties to provide various services related to the ongoing operation, maintenance and governance of its dispensary and/or cultivation facility so long as such contracts do not violate the requirements of the AMMA or the MMJ Program.

In November 2020, voters in Arizona passed an adult-use marijuana measure to allow for the sale of recreational marijuana in the state. Adult-use sales launched in February of 2021.

New York

New York State’s medical cannabis program was introduced in July 2014 when former Governor Andrew Cuomo signed the Compassionate Care Act, which legalized medical cannabis oils for patients with certain qualifying conditions. Under this program, five registered organizations (“ROs”) were licensed to dispense cannabis oil to patients, with the first sale to a patient completed in January 2016. In December 2016, the New York State Department of Health (“NYSDOH”) added chronic pain as a qualifying condition and in the month-and-a-half following the addition of chronic pain, the number of registered patients increased by 18%. In August 2017, the NYSDOH granted licenses to five additional ROs.

In July 2018, the NYSDOH added opioid replacement as a qualifying condition, meaning any condition for which an opioid could be prescribed is now a qualifying condition for medical cannabis. In August 2018, former Governor Cuomo, prompted by an NYSDOH study which concluded the “positive effects” of cannabis legalization “outweigh the potential negative impacts,” appointed a group to draft a bill for regulating legal adult-use cannabis sales in New York.

On January 6, 2021, former Governor Cuomo announced a proposal to legalize and create a comprehensive system to oversee and regulate adult-use cannabis in New York as part of the 2021 State of the State. Under the Governor’s proposal, a new Office of Cannabis Management (the “OCM”) would be created to oversee the new adult-use program, as well as the state’s existing medical and cannabinoid hemp programs. Additionally, an equitable structure for the adult-use market will be created by offering licensing opportunities and assistance to entrepreneurs in communities of color who have been disproportionately impacted by the war on drugs.

On February 16, 2021, former Governor Cuomo announced 30-day amendments to the Governor’s proposal to establish a comprehensive adult-use cannabis program in New York. Specifically, these amendments detailed how the $100.0 million in social equity funding will be allocated, enable the use of delivery services and refine which criminal charges will be enforced as it relates to the improper sale of cannabis to further reduce the impact on communities.

Former Governor Cuomo signed SB 854/AB 1248A on March 31, 2021, creating the Empire State’s adult-use cannabis program. The Cannabis Control Board (the “CCB”) oversees the rollout of the program was seated in summer/early fall 2021. The CCB held its first meeting on October 5, 2021. At that meeting the CCB announced changes to the state’s medical program that would go into effect immediately including that cannabis flower could be sold to patients. Since that initial meeting, the CCB has granted certifying healthcare providers wider discretion in recommending medical cannabis, increased the amount of medical cannabis a patient can purchase at one time, and implemented home cultivation rules as well as new cannabinoid hemp rules. In December 2022, the OCM promulgated a series of adult-use regulations that would govern, among other things, the licensing process for the adult-use cannabis program. Those rules underwent a public comment and revision process and the revised version was introduced on June 14, 2023 for another public comment period. The public comment period for the second round of proposed rules closed on July 31, 2023. OCM has adopted other adult-use regulations, including those governing packaging, labeling, marketing, advertising and laboratories.

Previously, on March 30, 2022, proposed rules related to the issuance of conditional adult-use retail dispensary licenses were published by the OCM. Those rules underwent a public comment period and final rules were approved by the CCB on July 14, 2022. The regulations went into effect on August 3, 2022. In addition to the adoption of rules and ongoing rule makings, on February 22, 2022, the current governor of New York, Kathy Hochul, signed legislation that provided a path for New York’s existing hemp operators to obtain provisional cannabis cultivator and processor licenses. Under that law, hemp farmers that were licensed with the Department of Agriculture as of December 31, 2021 would be allowed to cultivate up to 43,500 square feet outdoors, 25,000 square feet in greenhouse facilities, or no more than 30,000 square feet comprising a combination of the outdoor and greenhouse space. The hemp businesses would be required to meet environmental sustainability, labor peace, and equity benchmarks to be allowed to cultivate and minimally process cannabis until June 2023. Hemp businesses issued provisional licenses are required to begin operations within six months of the license being issued. After June 2023, the hemp businesses are required to apply for a cultivator or processor license.

Further, New York State’s fiscal year 2022 to 2023 budget includes Section 280E Deductions, which permits tax deductions for commercial cannabis activity. This applies to taxable years beginning on January 1, 2023. The budget also includes a US$200.0 million Social Equity Fund, which allows New York State to invest in a private fund to finance the leasing and equipping of up to 150 conditional adult-use retail dispensaries in New York State to be operated by individuals who have been impacted by the inequitable enforcement of marijuana laws.

Through the OCM, New York began issuing licenses for cannabis cultivation and processing in April and August of 2022, respectively. Approximately 279 conditional cultivation licenses have been granted and approximately 40 conditional processor licenses. The application period for Conditional Adult-Use Retail Dispensary (“CAURD”) licenses was open from August 25, 2022 to September 25, 2022 and the state received approximately 900 applications, for 175 available licenses. On April 3, 2023, the CCB provisionally approved 99 more CAURD licenses, increasing New York’s total provisional retail dispensary licenses to 165. The licenses included four for Western New York, one for Central New York, five for Mid- Hudson and three for Brooklyn. The CCB had previously been prevented from issuing provisional licenses in those regions because of a court injunction. The CCB has now granted at least one CAURD provisional license in each region other than the Finger Lakes, which remains blocked by court injunction. On July 19, 2023, the CCB provisionally approved an additional 212 CAURD licenses, bringing the total number of provisional retail dispense licenses in the state to 463.

On December 29, 2022, New York officially opened retail cannabis sales to adults over age 21. Under the law passed in March 2021, consumers are allowed to purchase up to three ounces of cannabis and 24 grams of cannabis concentrate. The state currently has 21 open adult-use dispensaries.

Massachusetts

The Massachusetts medical cannabis market was established through “An Act for the Humanitarian Medical Use of Marijuana” in November 2012 when voters passed Ballot Question 3 “Massachusetts Medical Marijuana Initiative” with 63.0% of the vote. The first Massachusetts dispensary opened in June 2015 and by November 2016, Massachusetts voters legalized adult-use cannabis by passing ballot Question 4 – Legalize Marijuana with 54.0% of the vote. In July 2017, former Governor Baker signed legislation that would lay the groundwork for the state’s adult-use market. The Cannabis Control Commission (the “CCC”) (the state’s regulatory body which creates regulations for both the medical and adult-use market) aimed to officially launch adult-use sales on July 1, 2018 but stumbling blocks such as a lack of licensed testing labs and disagreements between officials and businesses slowed the rollout and sales for adult-use cannabis officially began in November 2018.

The CCC oversees the medical and adult-use cannabis programs. Each medical licensee must be vertically-integrated and may have up to two locations. Licensed medical dispensaries are given priority in adult-use licensing. Adult-use cultivators will be grouped into 11 tiers of production (ranging from up to 5,000 square feet to no larger than 100,000 square feet) and regulators will move a licensee down to a lower tier if that licensee has not shown an ability to sell at least 70% of what it produced. Medical dispensaries that wish to add the ability to sell cannabis products to non-patients will be required to reserve 35% of their inventory or the six-month average of their medical cannabis sales for medical cannabis patients. In order to achieve an adult-use license, a prospective licensee must first sign a “Host Community Agreement” with the town in which it wishes to locate. Roughly one-third of municipalities in the state have a ban or moratorium in place that prohibits cannabis businesses from operating within their jurisdiction. In both the medical and adult-use markets, extracted oils, edibles and flower products are permitted, as well as wholesaling.

Registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing.

Michigan

In November 2008, Michigan residents approved the Michigan Medical Marihuana Act (the “MMMA”) to provide a legal framework for a safe and effective medical marijuana program. In September 2016, the Michigan Senate passed the Medical Marihuana Facilities Licensing Act (the “MMFLA”) and the Marihuana Tracking Act (together with the MMMA and the MMFLA, the “Michigan Cannabis Regulations”) to provide a comprehensive licensing and tracking scheme, respectively, for the medical marijuana program. Additionally, the Michigan Department of Licensing and Regulatory Affairs and its licensing board (“LARA”) has supplemented the Michigan Cannabis Regulations with “Emergency Rules” to further clarify the regulatory landscape surrounding the medical marijuana program. The scope of LARA’s remit has expanded in the last several years and LARA is now the Cannabis Regulatory Agency (the “CRA”). LARA is the main regulatory authority for the licensing of marijuana businesses.

On November 6, 2018, Michigan voters approved Proposal 1, to make marijuana legal under state and local law for adults 21 years of age or older and to control the commercial production and distribution of marijuana under a system that licenses, regulates, and taxes the businesses involved. The act will be known as the Michigan Regulation and Taxation of Marihuana Act. According to Proposal 1, LARA began accepting applications for retail (adult use) dispensaries on November 1, 2019.

On November 13, 2019, the CRA announced that any existing medically licensed businesses would be allowed to sell recreational adult-use cannabis beginning December 1, 2019. In December 2019, the state’s CRA adopted rules for adult-use marihuana. In June of 2020, the Marihuana Regulatory Agency adopted topic-based rule sets pursuant to the MMFLA and the Michigan Regulation and Taxation of Marihuana Act: Marihuana Licenses; Marihuana Licensees; Marihuana Operations; Marihuana Sampling and Testing; Marihuana Infused Products and Edible Marihuana Products; Marihuana Sale or Transfer; Marihuana Employees; Marihuana Hearings; Marihuana Disciplinary Proceedings; and Industrial Hemp for Marihuana Businesses. Those rule sets currently govern the program, though changes to the CRA’s rulesets are currently under consideration. The CRA also maintains a bulletins section on its website that provides advisory bulletins on topics including public health and safety, medical marihuana facilities licensing, adult-use/recreational marihuana, tips for licensees and other technical guidance.

In January 2023, Detroit’s first two recreational retail outlets started selling products to anyone at least twenty-one years old, with dozens more dispensaries and consumption lounges in the pipeline. The market launch in Detroit followed a multi-year legal battle over licensing rules designed to ensure that people harmed by decades of criminal enforcement around the drug are able to benefit from legalization.

All Michigan licenses are renewed annually through the CRA after the required fees are paid and the business remains in good standing. In addition, a sworn statement is required that states that the business is in good standing and will uphold a continuing reporting duty. The renewal fees are to be determined by the amount of gross weight of marijuana products transferred during the past year.

Florida

In 2014, the Florida Legislature passed the Compassionate Use Act (the “CUA”) which was a low-THC (CBD) law, allowing cannabis containing not more than 0.8%THC to be sold to patients diagnosed with severe seizures or muscle spasms and cancer. The CUA created a competitive licensing structure and originally allowed for one vertically integrated license to be awarded in each of five regions. The CUA set forth the criteria for applicants as well as the minimum qualifying criteria which included the requirement to hold a nursery certificate evidencing the capacity to cultivate a minimum of 400,000 plants, to be operated by a nurseryman and to be a registered nursery for at least 30 continuous years. The CUA also created a state registry to track dispensations. In 2016, the Florida Legislature passed the Right to Try Act (the “RTA”), which expanded the State’s medical cannabis program to allow for full potency THC products to be sold as “medical marijuana” to qualified patients.

In November of 2016, the Florida Medical Marijuana Legalization ballot initiative (the “Initiative”) to expand the medical cannabis program under the RTA was approved by 71.3% of voters, thereby amending the Florida constitution. The Initiative is now codified as Article X, Section 29 of the Florida Constitution.

The Initiative expanded the list of qualifying medical conditions include cancer, epilepsy, glaucoma, HIV and AIDS, ALS, Crohn’s disease, Parkinson’s disease, multiple sclerosis, or other debilitating medical conditions of the same kind or class or comparable to those other qualifying conditions and for which a physician believes the benefits outweigh the risks to the patient. The Initiative also provided for the implementation of state-issued medical cannabis identification cards. In 2017, the Florida Legislature passed legislation implementing the constitutional amendment and further codifying the changes set forth in the constitution into law (the “2017 Law”). The 2017 Law provides for the issuance of 10 licenses to specific entities and another four licenses to be issued for every 100,000 active qualified patients added to the registry. The 2017 law also initially limited license holders to a maximum of 25 dispensary locations with the ability to purchase additional dispensary locations from one another, and for an additional five locations to be allowed by the State for every 100,000 active qualified patients added to the registry. The 2017 legislation’s cap on dispensing facilities expired in April 2020.

On March 18, 2019, Governor Ron DeSantis signed SB 182 “Medical Use of Marijuana” into law. Among other provisions, SB 182 repealed the state’s smoking ban that had been in place. The medical program is currently administered by the Florida Department of Health’s (“FDOH”) Office of Medical Marijuana Use (“OMMU”). OMMU is responsible for crafting and implementing regulations governing the program, overseeing the Medical Marijuana Use Registry, licensing operators to cultivate, process and dispense medical marijuana and certifying testing laboratories. Governor DeSantis signed SB 768 into law on April 20, 2022, which includes the following provisions: FDOH will now collect samples of marijuana and marijuana delivery devices from a medical marijuana treatment center (“MMTC”) for specified testing, rather than only samples of edibles; FDOH is required to promulgate rules to allow for potency variations not to exceed 15% from labels and FDOH has the authority not to renew the license of a MMTC that has not begun to cultivate by their renewal date.

In February 2023, the FDOH announced that it would begin accepting applications for the newly created 22 medical marijuana licenses between April 24-28, 2023.

In May 2023, Governor DeSantis signed HB 387 into law, which allows a qualified physician to conduct an examination by telehealth for a patient’s medical marijuana certification renewal if the physician previously conducted an in-person exam of the patient for the purpose of certification. The bill also helps Black farmers obtain medical-marijuana licenses.

In June 2023, Governor DeSantis signed SB 1676 into law, which aims to ensure that all hemp products sold in Florida are safe for human consumption. Legal hemp products must comply with several requirements outlined in SB 1676, which includes requirements that any retailer distributing hemp products in the state test their products in a certified hemp testing laboratory and sales are restricted to adults aged 21 or over beginning July 1, 2023. Hemp retailers in the state must also obtain a license from the Florida Department of Agriculture and Consumer Services.

With regard to the potential for adult-use cannabis in the state, a group, Regulate Florida, sought to place the questions of whether to legalize adult-use cannabis on the November 2022 ballot but was not successful. The group has indicated it will target the 2024 ballot instead. Regulate Florida will need to gather more than 222,000 signatures to trigger judicial and fiscal review and then more than 890,000 signatures to make the 2024 ballot. On February 2, 2023, the “Smart & Safe Florida” political committee had submitted 294,037 petition signatures, according to the state Division of Elections website. As of the end of April 2023, advocates had collected 841,130 signatures, and on June 1, 2023, state officials confirmed enough valid signatures had been collected to qualify for the 2024 ballot. Court approval is the last hurdle for the initiative to be placed on the 2024 ballot. However, Florida Attorney General Ashley Moody is seeking to invalidate the ballot initiative. The matter is currently pending before the Florida Supreme Court.

Please see also “United States Regulatory Environment” and “State Regulatory Environment” in the AIF and other disclosures contained in the documents incorporated by reference herein for a further description of the legal and regulatory landscape in respect of the states in which the Corporation currently operates.

Nonetheless, for the reasons referenced above and the risks further described under “Risk Factors” in the AIF, there are significant risks associated with the businesses of the Corporation. Readers are strongly encouraged to carefully read all of the risk factors contained in the AIF and other documents incorporated or deemed to be incorporated by reference herein, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference therein.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain United States federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable Securities.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement. Additional risk factors relating to a specific offering of Securities will be described in the applicable Prospectus Supplement. Some of the risk factors described in the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations and cash flows, and an investment in the Securities, could be materially adversely affected. Additional risks and uncertainties of which the Corporation is currently unaware or that are unknown or that the Corporation currently deems to be immaterial could have a material adverse effect on the Corporation’s business, prospects, financial condition, results of operations and cash flows. The Corporation cannot provide any assurances that it will successfully address any or all of these risks.

EXEMPTION

Pursuant to a decision of the Autorité des marchés financiers dated August 15, 2023, the Corporation was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference therein and any Prospectus Supplement to be filed in relation to any future “at-the-market” distribution. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market” distribution) be translated into French if the Corporation offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Corporation by Bennett Jones LLP with respect to matters of Canadian law and by McDermott Will & Emery LLP with respect to matters of U.S. law. As of the date hereof, Bennett Jones LLP, and its partners, counsel and associates, beneficially own, directly or indirectly, as a group, less than 1% of any class of outstanding securities of the Corporation, Cresco Corp. and the LLC.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Marcum LLP is the auditor of the Corporation and has confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies, including any applicable legislation or regulations. Marcum LLP has performed the audits in respect of financial statements incorporated by reference herein or attached hereto.

The transfer agent and registrar for the Subordinate Voting Shares is Odyssey Trust Company at its principal offices in Calgary, Alberta.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or furnished with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from the Corporation’s directors and officers, as applicable; (iii) the consent of Marcum LLP; and (iv) the form of indenture relating to the Debt Securities. A copy of the form of warrant agreement, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

WELL-KNOWN SEASONED ISSUER

The securities regulatory authorities in each of the provinces of Canada have adopted substantively harmonized blanket orders, including BC Instrument 44-503 – Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers (together with the equivalent local blanket orders in each of the other provinces of Canada, collectively, the “WKSI Blanket Orders”). This Prospectus has been filed by the Corporation in reliance upon the WKSI Blanket Orders, which permit “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of July 31, 2023, the Corporation has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

Original purchasers of Securities that are convertible, exchangeable or exercisable for other securities of the Corporation will have a contractual right of rescission against the Corporation in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will be further described in any applicable Prospectus Supplement, but will, in general, entitle such original purchasers to receive, upon surrender of the underlying securities, in addition to the amount paid on original purchase, the amount paid on conversion, exchange or exercise in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement.

In an offering of Debt Securities, Subscription Receipts, Warrants and Units which are convertible, exchangeable or exercisable for other securities of the Corporation, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in this Prospectus, the relevant Prospectus Supplement or an amendment thereto is limited, in certain provincial and territorial securities legislation, to the price at which the Debt Securities, Subscription Receipts, Warrants and Units which are convertible, exchangeable or exercisable for other securities of the Corporation are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the Security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages, or consult with a legal adviser.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

Other than Marc Lustig, a director of the Corporation, all of the directors, the chief executive officer and the chief financial officer of the Corporation, being Charles Bachtell, Dennis Olis, Carol Vallone, Gerald Corcoran, John R. Walter, Randy Podolsky, Tarik Brooks, Thomas Manning, Michele Roberts and Robert M. Sampson reside outside of Canada and each has appointed Bennett Jones LLP, Suite 3400, One First Canadian Place, P.O. Box 130, Toronto, Ontario M5X 1A4, as his or her agent for service of process in Canada. Marcum LLP, the auditor in respect of the audited financial statements of the Corporation for the years ended December 31, 2022 and 2021, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”) authorizes a company to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was an affiliate, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful. Section 165 of the BCBCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

Under the Corporation’s articles and subject to the provisions of the BCBCA, the Corporation shall indemnify a director, former director or alternate director of the Corporation and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Corporation shall, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Under the Corporation’s articles and subject to any restrictions in the BCBCA, the Corporation may indemnify any other person, including the officers, and former officers of the Corporation.

A policy of directors’ and officers’ liability insurance is maintained by the Corporation which insures directors and officers against losses incurred as a result of claims against the directors and officers of the Corporation pursuant to the indemnity provisions under the Corporation’s articles and the BCBCA.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form for the year ended December 31, 2022, dated March 21, 2023 (incorporated by reference from Exhibit 99.4 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on March 22, 2023)

4.2	Management Information Circular of the Corporation dated May 24, 2023, prepared in connection with an annual general meeting of shareholders held on June 30, 2023 (incorporated by reference from Exhibit 99.3 of the Registrant’s Report on Form 6-K, filed with the Commission on August 16, 2023)

4.3	Unaudited Condensed Interim Consolidated Financial Statements of the Corporation for the three months and six months ended June 30, 2023 and 2022 (incorporated by reference from Exhibit 99.1 of the Registrant’s Report on Form 6-K, filed with the Commission on August 16, 2023)

4.4	Management’s Discussion and Analysis Of Financial Condition and Results of Operations of the Corporation for the three months and six months ended June 30, 2023 and 2022 (incorporated by reference from Exhibit 99.2 of the Registrant’s Report on Form 6-K, filed with the Commission on August 16, 2023)

4.5	Audited Consolidated Financial Statements as of and for the years ended December 31, 2022 and 2021, dated March 21, 2023 (incorporated by reference from Exhibit 99.6 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on March 22, 2023)

4.6	Management Discussion and Analysis of Financial Condition and Results of Operations for the three months and years ended December 31, 2022 and 2021 (incorporated by reference from Exhibit 99.5 of the Registrant’s Registration Statement on Form 40-F, filed with the Commission on March 22, 2023)

5.1*	Consent of Marcum LLP

5.2*	Consent of Bennett Jones LLP

6.1*	Powers of Attorney (contained in the signature page hereto)

7.1*	Form of Indenture – Senior Debt Securities

7.2*	Form of Indenture – Subordinated Debt Securities

107*	Filing Fee Table

*	Filed herewith.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrent with the filing of this Registration Statement, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois on August 16, 2023

Cresco Labs Inc.

By:	/s/ Charles Bachtell
Name:	Charles Bachtell
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints each of Charles Bachtell and Dennis Olis, severally, acting alone and without the other, his or her true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, and granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on August 16, 2023.

Signature	Title

/s/ Charles Bachtell Charles Bachtell	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Dennis Olis Dennis Olis	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tom Manning Tom Manning	Chairman of the Board of Directors

/s/ Gerry Corcoran Gerry Corcoran	Director

/s/ Marc Lustig Marc Lustig	Director

/s/ Randy Podolsky Randy Podolsky	Director

/s/ Michele Roberts Michele Roberts	Director

/s/ Rob Sampson Rob Sampson	Director

/s/ Tarik Brooks Tarik Brooks	Director

/s/ Carol Vallone Carol Vallone	Director

/s/ John Walter John Walter	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Cresco Labs Inc. in the United States, on August 16, 2023.

By:	/s/ John Schetz
Name: John Schetz
Title: General Counsel